Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 30, 2011 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Mace Security International, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
Grant Thornton LLP

/s/ Grant Thornton LLP Philadelphia, Pennsylvania
June 7, 2011